Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement pertaining to the Corporate Stock Option Plan of Alcatel-Lucent on Form S-8 of our reports dated March 22, 2010, relating to the consolidated financial statements of Alcatel Lucent and subsidiaries (“Alcatel Lucent”) and effectiveness of Alcatel Lucent’s internal control over financial reporting, appearing in the Annual Report on Form 20-F, as amended, of Alcatel Lucent for the year ended December 31, 2009.

/s/ Deloitte & Associés
Deloitte & Associés

Neuilly-sur-Seine, France
March 17, 2011